Exhibit 21.1

SUBSIDIARIES

Digerati Technologies, Inc., a Nevada corporation, had the subsidiaries shown below as of August 2, 2021. Digerati Technologies, Inc. is not a subsidiary of any other entity.

Name	Jurisdiction
T3 Communications, Inc.	Nevada
Nexogy, Inc. (wholly owned subsidiary of T3 Communications, Inc. chartered in Nevada)	Florida
T3 Communications, Inc. (wholly owned subsidiary of T3 Communications, Inc. chartered in Nevada)	Florida
Shift8 Networks, Inc., d/b/a T3 Communications, Inc. (wholly owned subsidiary of T3 Communications, Inc. chartered in Nevada)	Texas